As filed with the Securities and Exchange Commission on April 30, 2024.
Registration No. 333 - _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CULLEN/FROST BANKERS, INC.
(Exact name of registrant as specified in its charter)

Texas	74-1751768
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

111 W. Houston Street San Antonio, Texas	78205
(Address of principal executive offices)	(ZIP code)

2024 EQUITY INCENTIVE PLAN

AND

THE 401(k) STOCK PURCHASE PLAN
FOR EMPLOYEES OF CULLEN/FROST
BANKERS, INC. AND ITS AFFILIATES
(Full title of the plan)

Jerry Salinas
Group Executive Vice President
and Chief Financial Officer
Cullen/Frost Bankers, Inc.
111 W. Houston Street
San Antonio, Texas 78205
(Name and address of agent for service)
(210) 220-4011
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company,” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) on February 6, 2024 and approved by shareholders of Cullen/Frost on April 24, 2024 (the “Effective Date”). This Registration Statement on Form S-8 is being filed for the purpose of registering 2,576,038 shares of common stock, $0.01 par value (“Common Stock”) to be issued pursuant to the Plan. The number of shares of Common Stock being registered is equal to (i) the 2,350,000 shares of Common Stock approved by shareholders of Cullen/Frost to be issued pursuant to the Plan, plus 226,038 shares of Common Stock remaining available for issuance under the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”) and that were not subject to outstanding awards under the 2015 Plan as of the Effective Date.

2.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information
The information required to be set forth in this Item has been omitted from this Registration Statement pursuant to the instructions and provisions of Form S-8. Such information will be sent or given to participants in the plan covered by this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended.

Item 2. Registrant Information and Employee Plan Annual Information
The information required to be set forth in this Item has been omitted from this Registration Statement pursuant to the instructions and provisions of Form S-8. Such information will be sent or given to participants in the plan covered by this Registration Statement in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E of Form S-8, Cullen/Frost is filing this Registration Statement on Form S-8 with the SEC for the purpose of registering 4,000,000 additional shares of common stock, $0.01 par value (the “Common Stock”) for issuance pursuant to The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated from time to time, the “401(k) Plan”).
Cullen/Frost previously filed with the SEC registration statements on Form S-8 on February 11, 2009 (Registration No: 333-157236), August 28, 2003 (Registration No: 333-108321) and October 31, 1990 (Registration No. 33-37500, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on December 24, 1990) with respect to the 401(k) Plan (collectively, the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, Cullen/Frost hereby incorporates by reference the contents of the Prior Registration Statements with respect to the 401(k) Plan, except to the extent supplemented, superseded or modified by the specific information set forth below or the specific exhibits attached hereto.

3.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents have been filed by Cullen/Frost with the SEC and are incorporated herein by reference:

(a)Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 6, 2024;

(b)Cullen/Frost's Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on April 25, 2024;

(c)Cullen/Frost’s Current Reports on Form 8-K, filed with the SEC on January 26, 2024 and April 25, 2024;

(d)Definitive Proxy Statement for Cullen/Frost's 2024 Annual Meeting, filed with the SEC on March 8, 2024;

(e)The 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2022, filed with the SEC on June 23, 2023;

(f)The description of the Cullen/Frost’s Common Stock contained in Exhibit 4.1 to Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 6, 2024, in which there is described the terms, rights and provisions applicable to Cullen/Frost’s outstanding Common Stock.

All documents filed by Cullen/Frost pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the filing date of such documents, provided, however, that Cullen/Frost is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the SEC.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Certain legal matters with respect to the validity of Cullen/Frost Common Stock registered hereby have been passed upon for Cullen/Frost by Coolidge E. Rhodes, Jr., Group Executive Vice President, General Counsel and Corporate Secretary of Cullen/Frost. Mr. Rhodes is compensated by Cullen/Frost as an employee. Mr. Rhodes owns shares of Cullen/Frost Common Stock and holds, and is also eligible to receive, stock and other awards granted by Cullen/Frost under certain compensation and benefit plans.
4.

Item 6. Indemnification of Directors and Officers

(a)Section 8.101 of the Texas Business Organizations Code permits a Texas corporation to indemnify its directors and officers against liability for their acts under certain circumstances.

(b)Article Eleven of Cullen/Frost’s Restated Articles of Incorporation provides that to the fullest extent not prohibited by law, a director of Cullen/Frost shall not be liable to Cullen/Frost or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for: (1) a breach of the director’s duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (4) an act or omission for which the liability of the director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend.

(c)Article V of Cullen/Frost’s Amended and Restated Bylaws provides that Cullen/Frost shall, to the fullest extent to which it is empowered to do so by the Texas Business Organizations Code and any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Cullen/Frost or is or was serving at the request of Cullen/Frost as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Cullen/Frost's obligations include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of an officer or director for indemnification. Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by Cullen/Frost in advance of the final disposition of such action, suit or proceeding upon receipt of (1) a written affirmation by the director, officer, employee or agent who may be entitled to such indemnification of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the applicable statute and (2) a written undertaking by or on behalf of the director, officer, employee or agent who may be entitled to such indemnification to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Cullen/Frost. Cullen/Frost’s obligation to indemnify and to prepay expenses shall arise, and all rights granted to directors, officers, employees or agents shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

(d)Cullen/Frost maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 7. Exemption From Registration Claimed
Not applicable.

5.

Item 8. Exhibits
The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit

4.1*
Restated Articles of Incorporation of Cullen/Frost Bankers, Inc. (filed as Exhibit 3.1 to Cullen/Frost’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed with the SEC on July 26, 2006, Commission File No. 001-13221)

4.2*	Amended and Restated Bylaws of Cullen/Frost Bankers, Inc. (filed as Exhibit 3.1 to Cullen/Frost’s Current Report on Form 8-K, filed with the SEC on July 31, 2020, Commission File No. 001-13221)
4.3*
Certificate of Designations of 4.450% Non-Cumulative Perpetual Preferred Stock, Series B (filed as Exhibit 3.3 to the Cullen/Frost's Form 8-A, filed with the SEC on November 19, 2020, Commission File No. 001-13221)

4.4	The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.5	Amendment No. 1 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.6	Amendment No. 2 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.7	Amendment No. 3 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.8	Amendment No. 4 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.9	Amendment No. 5 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.10	Amendment No. 6 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.11	Amendment No. 7 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.12	Amendment No. 8 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.13	Amendment No. 9 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.14	Amendment No. 10 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.15	Amendment No. 11 to the The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates
4.16	2024 Equity Incentive Plan
5.1	Opinion of Coolidge E. Rhodes, Jr., as to the validity of the securities being registered.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Coolidge E. Rhodes, Jr., (included in the opinion of Coolidge E. Rhodes, Jr., filed as Exhibit 5.1 hereto)
24.1	Power of Attorney
107	Calculation of Filing Fee Table
* Incorporated herein by reference to the indicated filing

6.

Item 9. Undertakings

(a)The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 30, 2024.

CULLEN/FROST BANKERS, INC.
(Registrant)

By:	/s/ JERRY SALINAS
Jerry Salinas Group Executive Vice President and Chief Financial Officer (Signature and Title)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PHILLIP D. GREEN*	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	April 30, 2024
Phillip D. Green

/s/ JERRY SALINAS	Group Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2024
Jerry Salinas

/s/ HOPE ANDRADE*	Director	April 30, 2024
Hope Andrade

/s/ CHRIS M. AVERY*	Director	April 30, 2024
Chris M. Avery

/s/ ANTHONY R. CHASE*	Director	April 30, 2024
Anthony R. Chase

/s/ CYNTHIA J. COMPARIN*	Director	April 30, 2024
Cynthia J. Comparin

/s/ SAMUEL G. DAWSON*	Director	April 30, 2024
Samuel G. Dawson

/s/ CRAWFORD H. EDWARDS*	Director	April 30, 2024
Crawford H. Edwards

/s/ DAVID J. HAEMISEGGER*	Director	April 30, 2024
David J. Haemisegger

/s/ CHARLES W. MATTHEWS*	Director	April 30, 2024
Charles W. Matthews

/s/ JOSEPH A. PIERCE*	Director	April 30, 2024
Joseph A. Pierce

/s/ LINDA B. RUTHERFORD*	Director	April 30, 2024
Linda B. Rutherford
8.

Signature	Title	Date

/s/ JACK WILLOME*	Director	April 30, 2024
Jack Willome

*By: /s/ JERRY SALINAS	Group Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2024
Jerry Salinas As attorney-in-fact for the persons indicated

9.